Private & Confidential	Exhibit 10.27

Dated 9 July 2015

THIRD SUPPLEMENTAL AGREEMENT

relating to a US$90,000,000 Loan

to

ACHILLEAS MARINE LLC

LEONIDAS MARINE LLC

and

HERCULES MARINE LLC

provided by

THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 2

Arranger, Agent, Security Agent and Account Bank

UNICREDIT BANK AG

Swap Provider

UNICREDIT BANK AG

Contents

Clause		Page
1	Definitions	4

2	Consent of the Creditors	6

3	Amendments to the Principal Agreement	6

4	Representations and warranties	8

5	Conditions	9

6	Relevant Parties’ confirmation	10

7	Expenses	10

8	Miscellaneous and notices	11

9	Applicable law	12

Schedule 1 Documents and evidence required as conditions precedent		14

Schedule 2 Names and addresses of the Banks		16

Schedule 3 Form of new Corporate Guarantee		17

Schedule 5 Form of Deed of Release		40

THIS THIRD SUPPLEMENTAL AGREEMENT is dated 9 July 2015 and made BETWEEN:

(1)	ACHILLEAS MARINE LLC, a limited liability company established under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Achilleas Borrower”);

(2)	LEONIDAS MARINE LLC, a limited liability company established under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Leonidas Borrower”);

(3)	HERCULES MARINE LLC, a limited liability company established under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Hercules Borrower” and, together with the Achilleas Borrower and the Leonidas Borrower, the “Borrowers”) as joint and several borrowers;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 2 (together the “Banks” and singly, each a “Bank”);

(5)	UNICREDIT BANK AG, a company established under the laws of Germany, having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany and acting for the purposes of this Agreement through its office at 7, Heraklitou Street, 106 73 Athens, Hellenic Republic in its capacity as agent for the Banks (the “Agent”);

(6)	UNICREDIT BANK AG, a company established under the laws of Germany, having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany and acting for the purposes of this Agreement through its office at 7, Heraklitou Street, 106 73 Athens, Hellenic Republic in its capacity as security agent for and behalf of the Banks, the Agent and the Swap Provider (as defined below) (the “Security Agent”);

(7)	UNICREDIT BANK AG, a company established under the laws of Germany, having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany and acting for the purposes of this Agreement through its office at 7, Heraklitou Street, 106 73 Athens, Hellenic Republic in its capacity as arranger (the “Arranger”);

(8)	UNICREDIT BANK AG, a company established under the laws of Germany having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany in its capacity as account bank (the “Account Bank”);

(9)	UNICREDIT BANK AG, a company established under the laws of Germany having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany and acting for the purposes of this Agreement through its office at 7, Heraklitou Street, 106 73 Athens, Hellenic Republic in its capacity as swap provider (the “Swap Provider” and together with the Agent, the Banks, the Security Agent, the Arranger and the Account Bank, the “Creditors”);

(10)	POSEIDON CONTAINERS HOLDINGS LLC, a limited liability company established under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Existing Corporate Guarantor”);

(11)	POSEIDON CONTAINERS HOLDINGS CORP., a corporation incorporated under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “New Corporate Guarantor”)

(12)	TECHNOMAR SHIPPING INC., a corporation incorporated under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (the “Technical Manager”); and

(13)	CONCHART COMMERCIAL INC., a corporation incorporated in the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Commercial Manager” and, together with the Technical Manager, the “Managers”).

WHEREAS:

(A)	this Agreement is supplemental to a loan agreement dated 16 February 2011 as amended and supplemented by a first supplemental agreement dated 15 June 2012 and a second supplemental agreement dated 21 February 2013 made between, inter alios, (1) the Borrowers, (2) the Agent, (3) the Security Agent, (4) the Arranger, (5) the Account Bank, (6) the Banks and (7) the Swap Provider (together, the “Principal Agreement”), relating to a loan facility of up to Ninety million United States Dollars ($90,000,000) of which the principal amount outstanding at the date hereof is Thirty million one hundred thousand United States Dollars (US$30,100,000), upon the terms and conditions set out therein;

(B)	each of the Relevant Parties (as defined below) have requested the Creditors to consent to the following arrangements proposed by them:

(a)	the Transfer (as defined below);

(b)	the substitution of the Existing Corporate Guarantee by the New Corporate Guarantee (as defined below) in relation to the Principal Agreement;

(c)	the release of the Existing Corporate Guarantor from its obligations under the Existing Corporate Guarantee (as defined below);

(d)	the IPO (as defined below); and

(e)	certain other amendments to the Principal Agreement agreed between the Borrowers and the Bank; and

(C)	this Agreement sets out the terms and conditions upon which the Creditors shall provide their agreement to:

(a)	the arrangements referred to in recital (B) above;

(b)	the execution of the New Corporate Guarantee (as defined below);

(c)	the release of the Existing Corporate Guarantor from its obligations under the Existing Corporate Guarantee; and

(d)	certain consequential amendments to the Principal Agreement as a result of the above and agreed to by the Borrowers and the Creditors.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Effective Date” means the date being no later than 30 December 2015, on which the Agent notifies the Borrowers in writing pursuant to clause 5.1 that it has received the documents and evidence specified in clause 5 and schedule 1 in form and substance satisfactory to it, such notification not be unreasonably withheld or delayed;

“Existing Corporate Guarantee” means the corporate guarantee dated 16 February 2011 executed by the Existing Corporate Guarantor in favour of the Security Agent in respect of, inter alia, the obligations of the Borrowers under the Principal Agreement;

“IPO” means the initial public offering of part of the common stock of the New Corporate Guarantor and the subsequent listing and trading of such common stock on the New York Stock Exchange;

“Loan Agreement” means the Principal Agreement as amended by this Agreement;

“New Corporate Guarantee” means the corporate guarantee executed or (as the context may require) to be executed by the New Corporate Guarantor in favour of the Security Agent in respect of, inter alia, the obligations of the Borrowers under the Principal Agreement, in the form set out in Schedule 3;

“Relevant Documents” means, together, this Agreement and the New Corporate Guarantee and “Relevant Document” means either of them;

“Relevant Parties” means, together, the Borrowers, the Existing Corporate Guarantor, the New Corporate Guarantor and the Managers or, where the context so requires or permits, means any or all of them; and

“Transfer” means the transfer of the limited liability company interests of and in each of the Borrowers from the Existing Corporate Guarantor to the New Corporate Guarantor;

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

Clause 1.4 of the Principal Agreement shall apply to this Agreement (mutatis mutandis) as if set out herein and as if references therein to “this Agreement” were references to this Agreement.

1.5	Principal Agreement

References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement on the Effective Date, and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement shall be construed accordingly.

2	Consent of the Creditors

2.1	Consent

Each of the Creditors, relying upon the representations and warranties made by each of the Relevant Parties contained in clause 4, agree with the Borrowers that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 30 December 2015 of the conditions contained in clause 5 and schedule 1, each of the Creditors consents to:

(a)	the Transfer;

(b)	the taking of the New Corporate Guarantee in relation to the Principal Agreement;

(c)	the IPO; and

(d)	the amendments to the Principal Agreement on the terms set out in clause 3.

2.2	Release of Existing Corporate Guarantor

The Creditors hereby agree that subject to the terms and conditions of this Agreement, on or after the Effective Date, they shall instruct the Security Agent to execute and deliver to the Relevant Parties a deed of release in respect of the Existing Corporate Guarantor in the form set out in Schedule 5.

3	Amendments to the Principal Agreement

3.1	The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by inserting in the correct alphabetical order in clause 1.2 of the Principal Agreement the following new definitions of “IPO”, “Third Supplemental Agreement” and “US GAAP”:

““IPO” means the initial public offering of part of the common stock of the New Corporate Guarantor and the subsequent listing and trading of such common stock on the New York Stock Exchange;

“Third Supplemental Agreement” means the agreement dated 9 July 2015 made between (1) the Borrowers, (2) the Corporate Guarantor, (3) each Manager, (4) the Banks, (5) the Arranger, (6) the Security Agent, (7) the Agent, (8) the Account Bank and (9) the Swap Provider, supplemental to this Agreement; and

“US GAAP” means generally accepted accounting principles in the United States of America.”;

3.1.2	by deleting the definition “Applicable Accounting Principles” in clause 1.2 of the Principal Agreement and inserting in its place the following new definition:

““Applicable Accounting Principles” means (a) prior to completion of the IPO, the most recent and up to date IFRS or (b) after the completion of the IPO, the most recent and up to date US GAAP;”;

3.1.3	by deleting the definition “Corporate Guarantor” in clause 1.2 of the Principal Agreement and inserting in its place the following new definition:

““Corporate Guarantor” means Poseidon Containers Holdings Corp. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, and includes its successors in title;”;

3.1.4	by inserting the words “,the Third Supplemental Agreement” after the words “this Agreement, the Supplemental Agreement, the Second Supplemental Agreement” in the definition of “Security Documents” in clause 1.2 of the Principal Agreement;

3.1.5	by deleting the words “limited liability company interests” in the third line of clause 1.4.8 of the Principal Agreement and by inserting in their place the word “shares”;

3.1.6	by adding the words “as of the date of this Agreement:” before paragraph (a) of clause 7.2.13 of the Principal Agreement;

3.1.7	by deleting in clause 7.2.12 of the Principal Agreement the word “and”;

3.1.8	by adding the following new clause 7.2.14 after the existing clause 7.2.13 of the Principal Agreement and by replacing the full stop at the end of such clause 7.2.13 with “; and”;

“7.2.14	Ownership as of the Third Supplemental Agreement

as at the date of the Third Supplemental Agreement:

(a)	the entire issued share capital of the Corporate Guarantor is beneficially owned (whether directly or indirectly) by such persons as disclosed in writing by the Borrowers to the Agent on or before the date of the Third Supplemental Agreement; and

(b)	no less than 6% of the total issued share capital of the Corporate Guarantor is ultimately beneficially owned (whether directly or indirectly) by Mr. Georgios Giouroukos.”;

3.1.9	by adding the words “and on the Effective Date (as defined in the Third Supplemental Agreement)” after the words “each Drawdown Date” in the first line of clause 7.3 of the Principal Agreement;

3.1.10	by adding the words “without the prior written consent of the Agent, acting on instructions of the Majority Banks” after the words “vary or amend the terms thereof” in clause 8.3.13 of the Principal Agreement;

3.1.11	by deleting clause 8.3.16 (Group Structure) of the Principal Agreement in its entirety and replacing it with the following new clause:

“8.3.16	Group Structure

change, cause or permit any change in, the corporate or legal or business structure of the Group from that existing on the Effective Date (as defined therein) of the Third Supplemental Agreement (it being agreed that (a) the completion of the IPO and (b) the mere formation of Subsidiaries by the Corporate Guarantor shall not constitute a breach of this clause 8.3.16);”;

3.1.12	by deleting in clause 8.3.17 of the Principal Agreement paragraph (b) in its entirety and by adding the words and punctuation “or;” after paragraph (a) and by renumbering paragraph (c) as paragraph (b);

3.1.13	by deleting the words “and the Corporate Guarantor” after the words “except the Borrowers” in clauses 10.1.6(a) and 10.1.6(b) of the Principal Agreement;

3.1.14	by adding in clause 10.1.9 of the Principal Agreement after the words “(as the case may be)”, the following “provided, however, that following completion of the IPO, the Corporate Guarantor may purchase, reduce or redeem its share capital in connection with its equity incentive plan (as amended, supplemented or replaced from time to time)”;

3.1.15	by deleting the words “or any other member of the Group” in clause 10.1.15 of the Principal Agreement; and

3.1.16	by deleting paragraphs (c), (d) and (e) of clause 10.1.27 (Shareholdings) of the Principal Agreement in their entirety and replacing them with the following new paragraphs (c), (d), (e) and (f):

“(c)	prior to the completion of the IPO Mr. Georgios Giouroukos ceases to be the ultimate (direct or indirect) beneficial owner of at least 6% of the total issued share capital of the Corporate Guarantor; or

(d)	following completion of the IPO Mr. Georgios Giouroukos ceases to be the (direct or indirect) ultimate beneficial owner of at least such number of common shares in the Corporate Guarantor as were ultimately (directly or indirectly) beneficially owned by him as at the date of completion of the IPO, allowing for any adjustments made to such shares as a consequence of any corporate action, including, without limitation, any stock split or stock consolidation of any such shares; or

(e)	except if the IPO has completed (in which case the provisions of this paragraph (e) shall not apply), at any relevant time the persons who ultimately and/or beneficially own (directly or indirectly) the entire issued share capital of the Corporate Guarantor as at the date of this Agreement, sell, transfer or otherwise dispose of more than 10% of the total issued share capital of the Corporate Guarantor to any other person or persons; or

(f)	Mr. Georgios Giouroukos ceases to be the chief executive officer or a member of the board of directors of the Corporate Guarantor; or”;

3.2	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each of the Relevant Parties represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement, clause 4 of the New Corporate Guarantee and clause 3 of each Manager’s Undertaking were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date, unless stated to relate to an earlier date, in which case, any such representations and warranties shall be true and correct in all material respects as of such earlier date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which each of the Relevant Parties is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their respective terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which each of the Relevant Parties is or is to be a party by each such Relevant Party will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of its constitutional documents of it or (iv) result in the creation or imposition of or oblige it to create any Encumbrance on any of its undertaking, assets, rights or revenues;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of any Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern this Agreement and the New Corporate Guarantee, and the submission by each of the Relevant Parties therein and herein to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by any Relevant Party of its obligations under the Relevant Documents to which it is a party has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 7 of the Principal Agreement (as amended by this Agreement), clause 4 of the New Corporate Guarantee and clause 3 of each Manager’s Undertaking shall, in each case, be deemed to be repeated by the Relevant Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day, unless stated to refer to a specific earlier date, in which case, any such representations and warranties shall be true and correct in all material respects as of such earlier date.

5	Conditions

5.1	Documents and evidence

The consent of the Creditors provided in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Agent. Upon receipt of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Agent, the agent shall promptly deliver to the Borrowers a duly executed notice substantially in the form set out in schedule 5 hereto.

5.2	General conditions precedent

The consent of the Creditors provided in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Event of Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Creditors and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part with or without conditions.

6	Relevant Parties’ confirmation

Each of the Relevant Parties hereby confirms its consent to the amendments to the Existing Documents and the other arrangements contained in this Agreement and agrees that:

6.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain and continue in full force and effect notwithstanding the said amendments made to the Existing Documents by this Agreement and the other arrangements contained in this Agreement; and

6.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” (or such other equivalent or similar references) in any of the other Security Documents to which such Relevant Party is a party, shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended and shall also be deemed to include this Agreement and the obligations of the Borrowers hereunder.

7	Expenses

7.1	Expenses

Each of the Borrowers jointly and severally agrees to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors or any of them:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and any of the other Relevant Documents and any discharge or release documents required to be executed by the Creditors or any of them pursuant to clause 2.2 and of any amendment or extension of, or the granting of any consent under, this Agreement or any of the other Relevant Documents or any such discharge or release documents;

7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or any of the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

7.3	Stamp and other duties

Each of the Borrowers jointly and severally agrees to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors or any of them) imposed on or in connection with this Agreement and any of the other Relevant Documents and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

Every notice, request, demand or other communication under this Agreement shall:

8.1.1	be in writing, delivered personally or by first-class prepaid letter (airmail if available) or telefax or other means of telecommunication in permanent written form;

8.1.2	be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put in the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or, if the time of despatch is after the close of business in the country of the addressee, it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Relevant Parties or any of them, at:

c/o Technomar Shipping Inc.

3-5 Menandrou Street

145 61 Kifissia

Athens

Greece

Fax no:       +30 210 808 4229

Attention:   Legal Department

(b)	if to the Agent at:

7 Heraklitou Street

Athens 106 73

Greece

Fax no:       +30 210 362 4638

Attention:   The Manager

(c)	if to the Account Bank at:

UniCredit Bank AG

Alter Wall 22

D-20354 Hamburg

Germany

Fax no.:       +49 40 3692 1360

Attention:   Mrs. Regina Witschel and Mr Thomas Otto

with a copy to the Agent;

(d)	if to a Bank, to its address or fax number specified in Schedule 2; and

(e)	if to the Swap Provider, to its address or fax number specified in paragraph (a) of Part 4 of the schedule to the relevant Master Swap Agreement,

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.3	Borrowers’ obligations

Notwithstanding anything to the contrary contained in this Agreement, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by this Agreement notwithstanding that the other Borrowers which were intended to sign or be bound may not do so or be effectually bound and notwithstanding that this Agreement may be invalid or unenforceable against the other Borrowers whether or not the deficiency is known to the Bank. The Creditors shall be at liberty to release any of the Borrowers from this Agreement and to compound with or otherwise vary the liability or to grant time and indulgence to make other arrangements with any of the Borrowers without prejudicing or affecting the rights and remedies of the Creditors against the other Borrowers.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

9.2	Submission to jurisdiction

Each Relevant Party agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with it) against such Relevant Party or any of its assets may be brought in the English courts. Each Relevant Party irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Saville & Co. at present of One Carey Lane, London EC2V 8AE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditors or any of them to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Relevant Parties further agrees that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Relevant Parties may have against the Creditors or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with it).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each Relevant Party, as true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or, a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of the Relevant Parties (other than the Manager) of its board of directors or managers (as the case may be) and, if required, following advice by the Agent’s legal counsel, its shareholders or members (as the case may be), approving this Agreement and the other Relevant Documents, to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors or managers (as the case may be) of such Relevant Party and, as the case may be, of the shareholders or members (as the case may be) of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors or managers and officers of each of the Relevant Parties, specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by such Relevant Party or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Relevant Documents to which it is or is to be a party;

3	New Corporate Guarantee

the New Corporate Guarantee, duly executed by the New Corporate Guarantor;

4	Shareholdings

evidence in form and substance satisfactory to the Agent (including in the form of “KYC” documents) of the identity of the ultimate beneficial shareholders of the New Corporate Guarantor;

5	IPO

evidence in all respects satisfactory to the Agent that the New Corporate Guarantor has completed and filed all documents necessary, advisable or desirable in connection with the IPO in accordance with the requirements of the United States Securities Act of 1933 as amended and the rules and regulations of the Securities Exchange Commission promulgated thereunder and other relevant laws;

6	Legal opinions

a legal opinion of Poles Tublin Stratakis & Gonzalez, LLP, special legal advisers on matters of Marshall Islands law and Liberian law to the Agent; and

7	Process agent

an original or certified true copy of a letter from the agent of each Relevant Party for receipt of service of proceedings accepting its appointment under the Relevant Documents in which it is or is to be appointed as such Relevant Party process agent; and

8	Further matters or opinions

any such other matter or opinion as may be required by the Agent.

Schedule 2

Names and addresses of the Banks

Name	Lending Office	Address for Notices
UNICREDIT BANK AG	7 Heraklitou Street Athens 106 73 Greece	7 Heraklitou Street Athens 106 73 Greece Fax no: +30 210 362 4638 Attention: The Manager

Schedule 3

Form of New Corporate Guarantee

Private & Confidential

Dated              2015

POSEIDON CONTAINERS HOLDINGS CORP.	(1)
and
UNICREDIT BANK AG	(2)

CORPORATE GUARANTEE

Contents

Clause		Page
1	Interpretation	20

2	Guarantee	23

3	Payments and Taxes	26

4	Representations and warranties	27

5	Undertakings	30

6	Set-off	34

7	Benefit of this Guarantee	34

8	Notices and other matters	35

9	Law and jurisdiction	36

Schedule 4 Form of Compliance Certificate		38

THIS GUARANTEE is dated                  2015 and made BETWEEN:

(1)	POSEIDON CONTAINERS HOLDINGS CORP. (the “Guarantor”); and

(2)	UNICREDIT BANK AG as security agent and trustee for and on behalf of the Secured Creditors (as defined below) (the “Security Agent”).

WHEREAS:

(A)	by a loan agreement dated 16 February 2011 as amended and supplemented by a first supplemental agreement dated 15 June 2012, a second supplemental agreement dated 21 February 2013 and a third supplemental agreement dated 9 July 2015 (together, the “Agreement”) and made between, inter alios, (1) Achilleas Marine LLC, Leonidas Marine LLC and Hercules Marine LLC as joint and several borrowers (therein and herein referred to as the “Borrowers”), (2) UniCredit Bank AG as arranger, agent (in such capacity the “Agent”), Security Agent and account bank, (3) UniCredit Bank AG as swap provider (the “Swap Provider”) and (4) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks” and, together with the Agent and the Swap Provider, the “Secured Creditors”), the Banks agreed (inter alia) to make available to the Borrowers upon the terms and conditions therein contained, a term loan of up to $90,000,000;

(B)	by an ISDA master swap agreement (including the schedule thereto) dated 16 February 2011 (the “Master Swap Agreement”) and made between the Borrowers and the Swap Provider, the Swap Provider agreed the terms and conditions upon which it would enter into (inter alia) one or more interest rate swap or other derivative transactions with the Borrowers in respect of the Loan, whether in whole or in part (as the case may be) from time to time;

(C)	pursuant to clause 16.14 of the Agreement, each of the Secured Creditors has appointed the Security Agent as its security agent and trustee and pursuant to a Trust Deed dated 16 February 2011 and executed by the Security Agent (as trustee) in favour of the Secured Creditors, the Security Agent agreed to hold, receive, administer and enforce this Guarantee for and on behalf of itself and the Secured Creditors;

(D)	the execution and delivery of this Guarantee (referred to as the Corporate Guarantee in the Agreement) is one of the conditions precedent to each of the Banks granting their consents contained in the third supplemental agreement referred to above; and

(E)	the Guarantor is the sole member of each of the Borrowers.

IT IS AGREED as follows:

1	Interpretation

1.1	Defined expressions

In this Guarantee, unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions defined in the Agreement and used in this Guarantee shall have the same meanings where used in this Guarantee.

1.2	Definitions

In this Guarantee, unless the context otherwise requires:

“Accounting Information” means the annual audited consolidated financial statements of the Group delivered by the Guarantor to the Agent pursuant to clause 5.1.4;

“Accounting Period” means each financial year of the Guarantor for which Accounting Information is required to be delivered pursuant to clause 5.1.4;

“Agent” includes its successors in title and its replacements;

“Applicable Accounting Principles” means (a) prior to completion of the IPO, the most recent and up to date IFRS or (b) after the completion of the IPO, the most recent and up to date US GAAP;

“Banks” includes their respective successors in title and Transferees;

“Cash” means, as at the end of an Accounting Period, the aggregate of all cash credit balances on any current or deposit account with a prime international bank which a member of the Group is entitled to withdraw, and which is free from Encumbrances (save for any Permitted Encumbrances), excluding any such amount to which the right of access or use by such company is blocked or restricted, as shown in the then latest Accounting Information relevant to such Accounting Period;

“Collateral Instruments” means notes, bills of exchange, certificates of deposit and other negotiable and non-negotiable instruments, guarantees, indemnities and other assurances against financial loss and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any indebtedness or liabilities of the Borrowers or any of them or any other person liable and includes any documents or instruments creating or evidencing a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind;

“Compliance Certificate” means a certificate in the form set out in schedule 1;

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of:

(a)	the Ships, as most recently determined pursuant to valuations obtained by the Agent (at the cost of the Borrowers) and made in accordance with the provisions of clause 8.2.2 of the Agreement; and

(b)	all other Fleet Vessels (other than the Ships), as most recently determined by the Security Agent in its discretion pursuant to valuations obtained by the Security Agent (at the cost of the Guarantor) pursuant to clause 5.1.5 of this Guarantee;

“Fleet Vessels” means all the vessels (including, but not limited to, the Ships) from time to time owned by the members of the Group and “Fleet Vessel” means any of them;

“Group” means, together, the Guarantor and its Subsidiaries from time to time (which, for the avoidance of doubt, includes the Borrowers) and “member of the Group” shall be construed accordingly;

“Guarantee” includes each separate or independent stipulation or agreement by the Guarantor contained in this Guarantee;

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1;

“Guarantor” includes the successors in title of the Guarantor;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 (as may be amended and/or updated from time to time) to the extent applicable to the relevant financial statements;

“Incapacity” means, in relation to a person, the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership);

“IPO” means the initial public offering of part of the common stock of the Guarantor and the subsequent listing and trading of such common stock on the New York Stock Exchange;

“Master Swap Agreement” means the ISDA Master Agreement dated 16 February 2011 made between the Swap Provider and the Borrowers mentioned in recital (B) hereto, comprising an ISDA Master Agreement (and a schedule thereto) together with any Confirmations (as defined therein) supplemental thereto;

“Net Profit” means, in relation to an Accounting Period, the consolidated net profit of the Guarantor as shown in the then latest Accounting Information relevant to such Accounting Period;

“Relevant Jurisdiction” means any jurisdiction in which or where the Guarantor is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Security Agent” includes the successors in title and replacements of the Security Agent;

“Six-month Debt Service” means, on any relevant day of calculation, the amount in Dollars determined by the Security Agent in its absolute discretion to be the aggregate amount of scheduled repayments of principal, interest and finance charges of the Group falling due in the next six (6) month period commencing on such day;

“Swap Provider” includes the successors in title of the Swap Provider;

“Total Assets” means, as at the end of an Accounting Period, the total assets of the Group (as shown in, and calculated in accordance with, the then most recent Accounting Information relevant to such Accounting Period) adjusted to take account of the difference between the aggregate book values of the Fleet Vessels and the Fleet Market Value;

“Total Liabilities” means, as at the end of an Accounting Period, the sum of “Total Liabilities” of the Group as shown in the then most recent Accounting Information relevant to such Accounting Period; and

“US GAAP” means generally accepted accounting principles in the United States of America.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Guarantee.

1.4	Construction of certain terms

In this Guarantee, unless the context otherwise requires:

1.4.1	references to clauses and the schedule are to be construed as references to the clauses of, and the schedule to, this Guarantee and references to this Guarantee include the schedule;

1.4.2	references to (or to any specified provision of) this Guarantee or any other document shall be construed as references to this Guarantee, that provision or that document as in force for the time being and as amended from time to time in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3	words importing the plural shall include the singular and vice versa;

1.4.4	references to a time of day are to Athens time;

1.4.5	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.6	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, any obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.7	references to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended.

1.5	Third parties

No term of this Guarantee is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

2	Guarantee

2.1	Covenant to pay

In consideration of (a) the Banks making or continuing loans or advances to, or otherwise giving credit or granting banking facilities or accommodation or granting time to, the Borrowers pursuant to the Agreement, (b) the Swap Provider agreeing to enter into the Master Swap Agreement with the Borrowers and (c) other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Guarantor), the Guarantor hereby irrevocably and unconditionally guarantees to pay to the Security Agent, for the account of the Secured Creditors, on demand by the Security Agent all moneys and discharge all obligations and liabilities now or hereafter due, owing or incurred by the Borrowers or any of them to the Secured Creditors or any of them under or pursuant to the Agreement, the Master Swap Agreement and the other Security Documents or any of them, when the same become due for payment or discharge whether by acceleration or otherwise, and whether such moneys, obligations or liabilities are express or implied, present, future or contingent, joint or several, incurred as principal or surety, originally owing to the Secured Creditors or any of them or purchased or otherwise acquired by any of them, denominated in Dollars or in any other currency, or incurred on any banking account or in any other manner whatsoever.

Such liabilities shall, without limitation, include interest (as well after as before judgment) to date of payment at such rates and upon such terms as may from time to time be agreed, commission, fees and other charges and all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Secured Creditors or any of them in relation to any such moneys, obligations or liabilities or generally in respect of the Borrowers or any of them, the Guarantor or any Collateral Instrument.

2.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation, the Guarantor agrees that if any purported obligation or liability of the Borrowers or any of them which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Borrowers or any of them on any ground whatsoever whether or not known to the Security Agent and/or the Secured Creditors or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Borrowers or any of them or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or Incapacity or any change in the constitution of the Borrowers or any of them) the Guarantor shall nevertheless be liable to the Security Agent in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Security Agent fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Borrowers or any of them to perform or discharge any such purported obligation or liability.

2.3	Statements of account conclusive

Any statement of account, signed as correct by an officer of the Security Agent, showing the amount of the Guaranteed Liabilities shall, in the absence of manifest error, be prima facie evidence against the Guarantor.

2.4	No security taken by Guarantor

The Guarantor warrants that it has not taken or received, and undertakes that until all the Guaranteed Liabilities of the Borrowers have been paid or discharged in full, it will not take or receive, the benefit of any security from the Borrowers or any of them or any other person in respect of its obligations under this Guarantee.

2.5	Interest

The Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 3.4 of the Agreement which shall apply to this Guarantee mutatis mutandis. Such interest shall be compounded at the end of each period determined for this purpose by the Security Agent in the event of it not being paid when demanded but without prejudice to any Secured Creditor’s right to require payment of such interest.

2.6	Continuing security and other matters

This Guarantee shall:

2.6.1	secure the ultimate balance from time to time owing to the Secured Creditors or any of them by the Borrowers or any of them and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

2.6.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Agent or any of the Secured Creditors; and

2.6.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Agent or any of the Secured Creditors dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable.

2.7	Liability unconditional

The liability of the Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

2.7.1	the Incapacity or any change in the name, style or constitution of the Borrowers or any of them or any other person liable;

2.7.2	the Security Agent or any of the Secured Creditors granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrowers or any of them or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrowers or any of them or any other person liable; or

2.7.3	any act or omission which would have discharged or affected the liability of the Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate the Guarantor.

2.8	Collateral Instruments

Neither the Security Agent nor any of the Secured Creditors shall be obliged to make any claim or demand on the Borrowers or any of them or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to it before the Security Agent enforcing this Guarantee and no action taken or omitted by the Security Agent or any of the Secured Creditors in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Guarantor under this Guarantee nor shall the Security Agent or any of the Secured Creditors be obliged to apply any moneys or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the Guaranteed Liabilities.

2.9	Waiver of Guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) the Guarantor agrees that, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks), it will not:

2.9.1	exercise its rights of subrogation, reimbursement and indemnity against the Borrowers or any of them or any other person liable;

2.9.2	demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to the Guarantor from the Borrowers or any of them or from any other person liable or demand or accept any Collateral Instrument in respect of the same or dispose of the same;

2.9.3	take any step to enforce any right against the Borrowers or any of them or any other person liable in respect of any Guaranteed Liabilities; or

2.9.4	claim any set-off or counterclaim against the Borrowers or any of them or any other person liable or claim or prove in competition with the Security Agent or any of the Secured Creditors in the liquidation of the Borrowers or any of them or any other person liable or have the benefit of, or share in, any payment from or composition with the Borrowers or any of them or any other person liable or any other Collateral Instrument now or hereafter held by the Security Agent or any of the Secured Creditors for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable but so that, if so directed by the Security Agent, it will prove for the whole or any part of its claim in the liquidation of the Borrowers or any of them or any other person liable on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Security Agent and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Security Agent shall deem appropriate.

2.10	Suspense accounts

Any moneys received in connection with this Guarantee (whether before or after any Incapacity of the Borrowers or any of them or the Guarantor) may be placed to the credit of a suspense account with a view to preserving the rights of the Security Agent or any of the Secured Creditors to prove for the whole of its claims against the Borrowers or any of them or any other person liable or may be applied in or towards satisfaction of such of the Guaranteed Liabilities as the Security Agent may from time to time conclusively determine in its absolute discretion.

2.11	Settlements conditional

Any release, discharge or settlement between the Guarantor and the Security Agent or any of the Secured Creditors shall be conditional upon no security, disposition or payment to the Security Agent or any of the Secured Creditors by the Borrowers or any of them or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Agent shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

2.12	Guarantor to deliver up certain property

If, contrary to clauses 2.4 or 2.9, the Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Security Agent and shall be delivered to the Security Agent on demand.

2.13	Retention of this Guarantee

The Security Agent shall be entitled to retain this Guarantee after as well as before the payment or discharge of all the Guaranteed Liabilities for such period as the Security Agent may determine.

3	Payments and Taxes

3.1	No set off or counterclaim

All payments to be made by the Guarantor under this Guarantee shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 3.2, free and clear of any deductions or withholdings, in Dollars on the due date to such account of the Security Agent as it may specify in writing to the Guarantor from time to time.

3.2	Grossing up for Taxes

If at any time the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due under this Guarantee for the account of the Security Agent (or if the Security Agent is required to make any such deduction or withholding from a payment to a Secured Creditor of moneys received under this Guarantee), the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Security Agent or, as the case may be, such Secured Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Security Agent against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Security Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3	Currency indemnity

If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Guarantee or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Guarantor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Security Agent from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Security Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 3.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

4	Representations and warranties

4.1	Continuing representations and warranties

The Guarantor represents and warrants to the Security Agent that:

4.1.1	Due incorporation

the Guarantor is duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands and has power to carry on its business as it is now being conducted and to own its property and other assets;

4.1.2	Corporate power

the Guarantor has power to execute, deliver and perform its obligations under this Guarantee; all necessary corporate, member, manager, shareholder, director and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Guarantor to borrow or give guarantees will be exceeded as a result of this Guarantee;

4.1.3	Binding obligations

this Guarantee constitutes valid and legally binding obligations of the Guarantor enforceable in accordance with its terms;

4.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Guarantee by the Guarantor will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject; or

(b)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Guarantor is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of the Guarantor; or

(d)	result in the creation or imposition of or oblige the Guarantor to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of the Guarantor;

4.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Guarantor, threatened against the Guarantor or any member of the Group or any other Security Party, which could have a material adverse effect on the business, assets, management, prospects, performance, operations, results of operations, properties or the condition (financial or otherwise) of the Guarantor or the Group as a whole;

4.1.6	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.7	Choice of law

the choice of English law to govern this Guarantee and the submission by the Guarantor to the non-exclusive jurisdiction of the English courts are valid and binding;

4.1.8	No immunity

neither the Guarantor nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

4.1.9	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Guarantor to authorise, or required by the Guarantor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Guarantee or the performance by the Guarantor of its obligations under this Guarantee has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, this Guarantee;

4.1.10	Shareholdings

(a)	as of the date of this Guarantee the entire issued share capital of the Guarantor is beneficially owned (whether directly or indirectly) by such persons as disclosed in writing by the Borrowers to the Agent and/or the Arranger and/or the Security Agent in the negotiation of this Guarantee;

(b)	prior to the completion of the IPO no less than 6% of the total issued share capital of the Guarantor is ultimately (directly or indirectly) beneficially owned by Mr. Georgios Giouroukos;

(c)	following the completion of the IPO, Mr. Georgios Giouroukos continues to be the ultimate (direct or indirect) beneficial owner of at least such number of common shares in the Guarantor as were ultimately (directly or indirectly) beneficially owned by him on the date of completion of the IPO, allowing for any adjustments made to such shares as a consequence of any corporate action, including, without limitation, any stock split or stock consolidation of any such shares; and

(d)	each of the Borrowers is a wholly-owned direct Subsidiary of the Guarantor;

4.1.11	Management

Mr. Georgios Giouroukos is the Chief Executive Officer and a member of the board of directors of the Guarantor;

4.1.12	Compliance with laws and regulations

the Guarantor is in compliance with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

4.1.13	No material adverse change

there has been no material adverse change in the business, management, assets, operations, results of operations, properties, performance, prospects or the condition (financial or otherwise) of the Guarantor or the Group as a whole, from that existing on the date of this Guarantee as described by or on behalf of the Guarantor or any other Security Party to the Agent and/or the Arranger in the negotiation of this Guarantee; and

4.1.14	Taxation

(a)	the Guarantor is not (and no other member of the Group is) overdue in the filing of any tax returns and the Guarantor is not (and no other member of the Group is) overdue in the payment of any amounts in respect of Taxes (or its equivalent in any other currency) save where such payment is being contested in good faith before a competent court and may be lawfully withheld, provided that adequate reserves are maintained for the payment of such Taxes in accordance with the Applicable Accounting Principles; or

(b)	no claims or investigations are being, or are reasonably likely to be, made or conducted against the Guarantor (or any other member of the Group) with respect to Taxes where, in the case of the Guarantor only, such claims or investigations exceed One million Dollars ($1,000,000) (or its equivalent in other currencies); and

(c)	the Guarantor (and each other member of the Group) is resident for taxation purposes only in the jurisdiction of its incorporation.

4.2	Initial representations and warranties

The Guarantor further represents and warrants to the Security Agent that:

4.2.1	Pari passu

the obligations of the Guarantor under this Guarantee are direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Guarantor except for obligations which are mandatorily preferred by operation of law and not by contract;

4.2.2	No default under other Indebtedness

the Guarantor is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness in an amount equal to or greater than One million Dollars ($1,000,000) (or its equivalent in other currencies), to which it is a party or by which it may be bound;

4.2.3	Information

the information, exhibits and reports furnished by the Guarantor to the Creditors or any of them in connection with the negotiation and preparation of this Guarantee are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

4.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or are imposed on or by virtue of the execution or delivery by the Guarantor of this Guarantee or any other document or instrument to be executed or delivered under this Guarantee; and

4.2.5	No Default

no Default has occurred and is continuing.

4.3	Repetition of representations and warranties

On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 4.2) on each Interest Payment Date, the Guarantor shall (a) be deemed to repeat the representations and warranties in clause 4.1 as if made with reference to the facts and circumstances existing on each such day and (b) be deemed to further represent and warrant that the then latest audited consolidated financial statements of the Group delivered to the Agent (if any) under clause 5.1 have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at the end of the financial year to which the same relate and the consolidated results of the operations of the Group for the financial period to which the same relate and, as at the end of such financial period, neither the Guarantor nor any other member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

5	Undertakings

5.1	General

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing, whether actually or contingently, under any of the Security Documents (including this Guarantee) and while all or any part of the Total Commitment remains outstanding, it will:

5.1.1	Notice of Default

promptly inform the Security Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing, will inform the Security Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

5.1.2	Consents and licences - compliance with laws and regulations

(a)	without prejudice to clauses 4.1 of this Guarantee, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Guarantor under this Guarantee; and

(b)	comply with all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including in relation to Taxation);

5.1.3	Pari passu and subordination

without prejudice to the provisions of clause 5.2 ensure that:

(a)	its obligations under this Guarantee shall, without prejudice to the provisions of clause 5.2 and the security created or intended to be created by the Security Documents to which it is or is to be a party, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)	its Indebtedness to its shareholder(s) (apart from any moneys owing to shareholders on account of dividends from time to time) or its other Related Companies is on terms acceptable to the Security Agent in its absolute discretion and shall remain at all times fully subordinated towards its obligations under this Guarantee;

5.1.4	Financial statements

prepare or cause to be prepared:

(a)	consolidated financial statements of the Group in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (but commencing with the financial year ended on 31 December 2014) and cause the same to be reported on by the Group’s auditors; and

(b)	unaudited consolidated financial statements of the Group on the same basis as the annual statements in respect of each financial half-year, including on a year to date basis (but commencing with the financial half-year ending on 30 June 2015), and deliver as many copies of the same to the Security Agent as the Security Agent may reasonably require as soon as practicable but not later than one hundred and eighty (180) days (in the case of the audited financial statements) or ninety (90) days (in the case of the unaudited financial statements) after the end of the financial period to which they relate;

5.1.5	Valuations and Compliance Certificate

(a)	deliver or cause to be delivered to the Security Agent a valuation (dated not earlier than 15 days previously) of each Fleet Vessel prepared in accordance with, and in the manner specified in, clause 5.3.3 (at the cost of the Guarantor) at the time when any audited consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5(a) of the Agreement and/or clause 5.1.4 of this Guarantee; and

(b)	deliver to the Agent and/or the Security Agent in sufficient copies for all the Banks, a Compliance Certificate for the relevant period executed by the Guarantor and counter-signed by the Chief Financial Officer and another officer or director of the Guarantor at the time when any audited consolidated financial statements of the Group are delivered to the Agent and/or the Security Agent in accordance with clause 8.1.5(a) of the Agreement and clause 5.1.4 of this Guarantee;

5.1.6	Delivery of reports

deliver to the Security Agent sufficient copies for all the Banks of every report, circular, notice or like document issued by the Guarantor or any member of the Group to its shareholder(s) or creditors generally at the same time it is issued or given; and

5.1.7	Provision of further information

provide the Security Agent with such financial or other information concerning the Guarantor, the other Security Parties, the Group as a whole and their respective affairs (including, without limitation, regarding their activities, financial standing, commitments, Indebtedness, operations, vessel sales or purchases, any new borrowings, the performance of the Ships and the other Fleet Vessel, any material litigation arbitration and administrative proceedings and all major financial developments in relation to each Security Party and the Group as a whole) as the Security Agent may from time to time reasonably require.

5.2	Negative undertakings

The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Security Agent (acting on the instructions of the Majority Banks):

5.2.1	Negative pledge

permit any Encumbrance (other than liens or encumbrances arising by operation of law, including, without limitation, builder’s liens) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues (including its limited liability company interest in the Borrowers) to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person;

5.2.2	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 5.2.2, material in the opinion of the Agent in relation to its undertaking, assets, rights and revenues taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of business but in any event excluding its shares in any Borrower), whether by one or a series of transactions related or not;

5.2.3	No merger

merge or consolidate with any other person or enter into any de-merger, amalgamation, corporate reconstruction or corporate redomiciliation of any kind whatsoever;

5.2.4	Other business

undertake any business other than that conducted by it at the date of this Guarantee;

5.2.5	Shares and distributions

(a)	subject to paragraphs (b), (c) and (d) below, purchase or otherwise acquire for value any of its own shares or declare or pay any distributions or distribute any of its present or future assets, undertaking, rights or revenues to any of its shareholders;

(b)	the Guarantor may declare and pay cash distributions to its shareholders(s) in any amount permitted by law at any time if:

(A)	no Event of Default shall have occurred and is continuing, at the time of, or would occur as a result of, declaration or payment of such distributions;

(B)	the ratio of Total Liabilities to Total Assets (both at that time and at the end of the then latest Accounting Period) is lower than 0.65:1.0; and

(C)	the Guarantor has notified the Agent of any such proposed declaration or proposed payment of cash distributions it intends to make before making the same confirming in writing in such notice that the Guarantor is in compliance with paragraphs b(i) and b(ii) above and will remain in compliance in respect of, and following, such distributions;

(c)	the Guarantor may declare and pay cash distributions to its shareholders(s) in respect of any Accounting Period in an amount not exceeding 50% of its Net Profit for that Accounting Period, at any time if:

(A)	no Event of Default shall have occurred and is continuing, at the time of, or would occur as a result of, declaration or payment of such distributions; and

(B)	the ratio of Total Liabilities to Total Assets (both at that time and at the end of the then latest Accounting Period) is (1) equal to or higher than 0.65:1.0 and (2) equal to or lower than 0.7:1.0; and

(d)	the Guarantor may, at any time following the completion of the IPO, purchase, redeem or reduce its share capital in connection with its equity incentive plan (as amended, replaced and/or supplemented from time to time);

5.2.6	Shareholdings

permit or cause any of the Borrowers to cease to be a wholly-owned direct Subsidiary of the Guarantor;

5.2.7	Financial year, auditors and constitutional documents

(a)	change, cause, permit or agree to any change in, the way of computation of its financial year; or

(b)	change, amend or vary, or agree to or permit any change, amendment or variation of or to, its constitutional documents;

5.2.8	Group structure

change, cause or permit any change in, the corporate or legal or business structure of the Group from that existing on the date of this Guarantee as described by the Guarantor or any other Security Party to the Arranger and/or the Agent and/or the Security Agent in the negotiation of this Guarantee (it being agreed that (a) the completion of the IPO and (b) the mere formation of Subsidiaries by the Guarantor shall not constitute a breach of this clause 5.2.8).

5.3	Financial undertakings

5.3.1	The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will ensure that:

(a)	Leverage

the ratio of the Total Liabilities to the Total Assets of the Group shall not, at any time and/or in respect of any Accounting Period or any other period, exceed 0.75:1.0; and

(b)	Liquidity

at the end of each Accounting Period and at all other times, it maintains Cash equal to:

(i)	an amount which is no less than Three hundred thousand Dollars ($300,000) per Fleet Vessel (and insofar as any such amount relates to a Ship, it shall be maintained in the Operating Account for that Ship and/or in the Cash Collateral Account for that Ship); and

(ii)	the then Six-month Debt Service of the Group.

5.3.2	Interpretation

(a)	For the purposes of this clause 5.3, all the terms defined in clause 1.2 and used in this clause 5.3, and other accounting terms used in this clause 5.3, are to be determined on a consolidated basis in respect of the Group and (except as items are expressly included or excluded in the relevant definition or provision) are used and shall be construed in accordance with the Applicable Accounting Principles consistently applied and as determined from the relevant Accounting Information or any other information available to the Agent and/or the Security Agent at any relevant time.

(b)	The compliance of the Guarantor with the undertakings set out in clause 5.3.1 shall be determined by the Security Agent in its sole discretion on the basis of calculations made by the Agent (as communicated to the Security Agent) whether, at that time, any relevant Accounting Information which is due to be delivered, has been actually delivered to the Agent and/or the Security Agent pursuant to clause 5.1.4, or not.

(c)	Without prejudice to the other terms of this clause 5.3 and, in particular, the time when compliance with the financial undertakings of clause 5.3.1 is to be measured by the Security Agent pursuant to clause 5.3.3, the Guarantor hereby undertakes that the financial undertakings of clause 5.3.1 will be complied with at all times during the whole term of each Accounting Period.

(d)	For the purposes of this clause 5.3 (a) no item shall be deducted or credited more than once in any calculation; and (b) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles consistently applied.

5.3.3	Valuations

(a)	Each Fleet Vessel shall, for the purposes of this Guarantee, be valued in Dollars by an independent and reputable firm of shipbrokers selected by the Guarantor and acceptable to the Security Agent or, failing such selection by the Guarantor or acceptance by the Security Agent, appointed by the Security Agent. Each such valuation shall be addressed to the Security Agent and made without, unless required by the Security Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Fleet Vessel. Such valuation shall constitute the value of a Fleet Vessel for the purposes of this clause 5.3.3 and the other provisions of this Guarantee and the other Security Documents.

(b)	The value of a Fleet Vessel determined in accordance with the provisions of this clause 5.3.3 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of that Fleet Vessel.

(c)	The Guarantor undertakes with the Security Agent to supply to the Security Agent and to any such shipbroker such information concerning each Fleet Vessel and its condition as such shipbroker may require for the purpose of making any such valuation.

(d)	All costs in connection with the Security Agent obtaining any valuations of the Fleet Vessels referred to in this clause 5.3.3 and/or clause 5.1.5, shall be borne by the Guarantor.

6	Set-off

The Guarantor authorises the Security Agent to apply any credit balance to which the Guarantor is then entitled on any account of the Guarantor with the Security Agent at any of its branches in or towards satisfaction of any sum then due and payable from the Guarantor to the Security Agent under this Guarantee. For this purpose the Security Agent is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Security Agent shall not be obliged to exercise any right given to it by this clause 6. The Security Agent shall notify the Guarantor and the Secured Creditors forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

7	Benefit of this Guarantee

7.1	Benefit and burden

This Guarantee shall be binding upon the Guarantor and its successors in title and shall enure for the benefit of the Security Agent and its successors in title and/or replacements. The Guarantor expressly acknowledges and accepts the provisions of clause 16 of the Agreement and agrees that any person who replaces the Security Agent in accordance with such clause shall be entitled to the benefit of this Guarantee.

7.2	Changes in constitution or reorganisation of Secured Creditors

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Guarantee shall remain binding on the Guarantor notwithstanding any change in the constitution of any of the Secured Creditors or the Security Agent or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title or replacement of the Security Agent in the same manner as if such successor in title or replacement had been named in this Guarantee as a party instead of, or in addition to, the Security Agent.

7.3	No assignment by Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Guarantee.

7.4	Disclosure of information

The Security Agent may, without the consent of the Guarantor, disclose to a prospective replacement of the Security Agent or a Transferee or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Agreement such information about the Guarantor as the Security Agent shall consider appropriate.

8	Notices and other matters

8.1	Notice

Every notice, request, demands or other communication under this Guarantee shall:

8.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

8.1.2	be deemed to have been received, subject as otherwise provided in this Guarantee, in the case of a letter, when delivered personally or three (3) days after it has been put into the post, in the case of a facsimile transmission or other means of telecommunications in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

8.1.3	be sent:

(a)	if to the Guarantor at:

c/o Technomar Shipping Inc.

3-5 Menandrou Street

145 61 Kifissia

Athens

Greece

Fax no:       +30 210 808 4229

Attention:   Legal Department

(b)	if to the Security Agent at:

UniCredit Bank AG

7 Heraklitou Street

Athens 106 73

Greece

Fax No:       +30 210 362 4638

Attention:    The Manager

or to such other address or facsimile number as is notified by the Guarantor or the Security Agent to the other party to this Guarantee.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Agent to exercise any power, right or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

8.3	English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Guarantee shall be in the English language or shall be accompanied by a certified English translation upon which the Security Agent shall be entitled to rely.

8.4	Other guarantors

The Guarantor agrees to be bound by this Guarantee notwithstanding that any other person intended to execute or to be bound by any other guarantee or assurance under or pursuant to the Agreement may not do so or may not be effectually bound and notwithstanding that such other guarantee or assurance may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Agent or any of the Secured Creditors.

8.5	Expenses

The Guarantor agrees to reimburse the Security Agent on demand for all legal and other costs, charges and expenses on a full and unqualified indemnity basis which may be incurred by the Security Agent in relation to the enforcement of this Guarantee against the Guarantor.

8.6	Partial invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law or jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

9	Law and jurisdiction

9.1	Law

This Guarantee and any non-contractual obligations in connection with this Guarantee are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

The Guarantor agrees for the benefit of the Security Agent that any legal action or proceedings arising out of or in connection with this Guarantee (including any non-contractual obligations connected with this Guarantee) against the Guarantor or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Saville & Co. at present of One Carey Lane, London EC2V 8AE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Security Agent to take proceedings against the Guarantor in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Guarantor further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which the Guarantor may have against the Security Agent arising out of or in connection with this Guarantee (including any non-contractual obligations connected with this Guarantee).

IN WITNESS whereof the parties to this Guarantee have caused this Guarantee to be duly executed as a deed on the date first above written.

Schedule 4

Form of Compliance Certificate

To:	UniCredit Bank AG
7 Heraklitou Street
Athens 106 73
Greece
(as Agent)

From:	POSEIDON CONTAINERS HOLDINGS CORP.

Dated: [●]

US$90,000,000 Loan Agreement dated [●] 2011 (the “Loan Agreement”) - Corporate Guarantee dated [●] 2015 (the “Corporate Guarantee”)

Terms defined in the Corporate Guarantee shall have the same meaning when used herein.

We refer to clause 5.3.1 of the Corporate Guarantee and hereby certify that, as at [insert date of accounts] and on the date hereof:

1	Financial covenants

(a)	the ratio of Total Liabilities to Total Assets is [●]:1.0, in each case calculated as follows:[●];

(b)	the Cash is in the amount of $[●] calculated as follows: [●]; and

(c)	the Six-month Debt Service is $[●], calculated as follows: [●]

[and we hereby confirm that the above comply with the provisions of clause 5.3.1 of the Guarantee.]

2	Default

[No Default has occurred and is continuing]

or

[The following Default has occurred and is continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

Signed:
[Directors]/Officer[s]] [or any other duly authorised representatives [or appropriate]]
For and on behalf of:
POSEIDON CONTAINERS HOLDINGS CORP.

[I hereby confirm and certify that the above statements are correct and complete.

Signed:
Chief Financial Officer
For and on behalf of
POSEIDON CONTAINERS HOLDINGS CORP.]

EXECUTED as a DEED	)
by	)
for and on behalf of	)
POSEIDON CONTAINERS HOLDINGS CORP.	)	Attorney-in-Fact
in the presence of:	)

Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)	Authorised Signatory
and by	)
for and on behalf of	)
UNICREDIT BANK AG	)
in the presence of:	)	Authorised Signatory

Witness
Name:
Address:
Occupation:

Schedule 5

Form of Deed of Release

Private & Confidential

Dated              2015

UNICREDIT BANK AG

in favour of

POSEIDON CONTAINERS HOLDINGS LLC

DEED OF RELEASE

THIS DEED is dated              2015 and made by:

(1)	UNICREDIT BANK AG, a company established under the laws of Germany, having its registered office at Kardinal-Faulhauber-Strasse 1, 80333 Munich, Germany and acting for the purposes of this Agreement through its office at 7, Heraklitou Street, 106 73 Athens, Hellenic Republic acting as Security Agent for and on behalf of the Secured Creditors (as defined below);

in favour of

POSEIDON CONTAINERS HOLDINGS LLC., a limited liability company established under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the Guarantor)

1	In this Deed, unless the context requires otherwise:

“Secured Creditors” means, together, each of the Banks, the Agent and the Swap Provider (all as defined below).

2	Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

3	The Security Agent hereby irrevocably discharges and releases, with immediate effect, the Guarantor from all obligations and liabilities under the corporate guarantee dated 16 February 2011 issued by the Guarantor in favour of the Security Agent (the Corporate Guarantee), in respect of the obligations and liabilities of Achilleas Marine LLC, Leonidas Marine LLC and Hercules Marine LLC (the “Borrowers”) under:

(i) a loan agreement dated 16 February 2011 as amended and supplemented by a first supplemental agreement dated 15 June 2012, a second supplemental agreement dated 21 February 2013 and a third supplemental agreement dated 9 July 2015 (together, the Loan Agreement) and made between, inter alios, (1) the Borrowers as joint and several borrowers, (2) UniCredit Bank AG as arranger, agent (in such capacity, the “Agent”), security agent (in such capacity, the “Security Agent”) and account bank, (3) UniCredit Bank AG as swap provider (in such capacity, the “Swap Provider”) and (4) the banks and financial institutions referred to in schedule 1 thereto as lenders (the “Banks”), in respect of a term loan of up to $90,000,000;

(ii) the Master Swap Agreement; and

(iii) the other Security Documents.

1

4	No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Deed or to whom this Deed is made in favour of.

5	This Deed and any non-contractual obligations connected with it are governed by English law.

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

2

SIGNATORY

The Security Agent

EXECUTED as a DEED	)
by	)
for and on behalf of	)
UNICREDIT BANK AG	)	Attorney-in-fact
in the presence of:	)

Witness
Name:
Address:
Occupation

3

Form of Effective Date notice

To:	Achilleas Marine LLC

Leondias Marine LLC

Hercules Marine LLC

c/o	3-5 Menandrou Street

145 61 Kifisia

Athens, Greece

Fax: +30 210 8084224

Attn: Legal Department

[●] 2015

Dear Sirs

Loan Agreement (the “Loan Agreement”) dated 16 February 2011 as amended and supplemented by a first supplemental agreement dated 15 June 2012 and a second supplemental agreement dated 21 February 2013 and as to be amended by a third supplemental agreement (the “Third Supplemental Agreement”) to be made between, inter alios, (1) the Borrowers, (2) the Agent, (3) the Security Agent, (4) the Arranger, (5) the Account Bank, (6) the Banks and (7) the Swap Provider (together, the “Principal Agreement”), relating to a loan facility of up to Ninety million United States Dollars ($90,000,000)

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter.

We write to confirm that the conditions precedent set out in clause 5 of the Third Supplemental Agreement have been fulfilled and that accordingly the Effective Date is [●] 2015.

Yours faithfully

UNICREDIT BANK AG

4

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
ACHILLEAS MARINE LLC	)	Attorney-in-fact
as Borrower	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
LEONIDAS MARINE LLC	)	Attorney-in-fact
as Borrower	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
HERCULES MARINE LLC	)	Attorney-in-fact
as Borrower	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece 1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
POSEIDON CONTAINERS HOLDINGS LLC	)	Attorney-in-fact
as Existing Corporate Guarantor	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

5

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
POSEIDON CONTAINERS HOLDINGS CORP.	)	Attorney-in-fact
as New Corporate Guarantor	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
TECHNOMAR SHIPPING INC.	)	Attorney-in-fact
as Technical Manager	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)
by Dimitrios Tsiaklagkanos	)
for and on behalf of	)	/s/ Dimitrios Tsiaklagkanos
CONCHART COMMERCIAL INC.	)	Attorney-in-fact
as Commercial Manager	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

EXECUTED as a DEED	)	/s/ Emmanouil Chamilothoris
by Emmanouil Chamilothoris	)	Attorney-in-fact
and by	)
for and on behalf of	)
UNICREDIT BANK AG	)
as Bank, Swap Provider, Agent, Arranger,	)
Security Agent and Account Bank	)
in the presence of:	)

/s/ Anthony G. Paizes
Witness:
Name: Anthony G. Paizes
Address: Norton Rose Fulbright Greece
1 Palea Leof. Posidonos & 3 Moraitini Str.
Delta Paleo Faliro, Athens, Greece
Occupation: Solicitor

6